ADDENDUM TO THE

EMPLOYMENT AGREEMENT

BETWEEN
ROBERT J. DELANY
AND
FIRST STATES GROUP, L.P.

This Addendum, dated as of June 14, 2005 (the “Effective Date”), to the Employment Agreement, dated as of January 1, 2004, is between First States Group, L.P. (the “Company”) and, ROBERT J. DELANY, an individual (the “Executive”):

WHEREAS, American Financial Realty Trust, a Maryland real estate investment trust (the “REIT”), is a limited partner and the sole owner of the general partner of the Company;

WHEREAS, Executive and the Company previously entered into an Employment Agreement, dated as of January 1, 2004, (the “Employment Agreement”), that sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, the REIT desires to expand its operations and presence in Europe and has determined that it is in the best interest of the Company and its shareholders to transfer Executive to Europe for this purpose;

WHEREAS, Executive has agreed to transfer his employment to the Company’s European operations; and

WHEREAS, this Addendum amends the Employment Agreement to set forth the mutual agreement between Executive and the Company regarding the additional compensation and benefits that Executive will receive from the Company for the period Executive is employed by the Company in Europe.

NOW THEREFORE, the Company and Executive, in consideration of the respective covenants set forth below, hereby agree as follows:

1. EMPLOYMENT.

(a) POSITION. Executive shall be employed by the Company as Executive Vice President and Chief Operating Officer – Europe and shall also be an officer of the REIT as its Executive Vice President and Chief Operating Officer – Europe.

(b) DUTIES. Executive shall report to the Chief Executive Officer of the Company and his principal employment duties and responsibilities shall be those duties and responsibilities consistent with this position as are assigned by the Chief Executive Officer or the Board of Trustees of the REIT (the “Board”).

(c) EXTENT OF SERVICES. Except for illnesses and vacation periods, Executive shall devote all of his working time and attention and his best efforts to the performance of his duties and responsibilities under this Addendum. Notwithstanding the foregoing, Executive may (i) make any passive investment where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) participate in charitable, academic or community activities, and in trade or professional organizations, or (iii) hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time.

2.	EUROPEAN TERM. This Addendum shall be effective as of the Effective Date and shall continue in full force and effect for as long as Executive is employed in Europe by the Company. For purposes of this Addendum, “European Term” shall mean the actual duration of Executive’s employment in Europe with the Company and shall end on the earlier to occur of (i) Executive’s termination of employment with the Company for any reason or (ii) Executive is relocated back to the United States; provided, however, that the European Term shall be for a period of not less than one year from the Effective Date, and not longer than three years from the Effective Date. The Initial Term, the Renewal Term and the Term (each as defined in the Employment Agreement) shall include and coincide with the European Term.

3.	EUROPEAN BASE SALARY. In addition to Executive’s Base Salary (as defined in the Employment Agreement), the Company shall pay to Executive an additional amount during the European Term that is payable in periodic installments according to the Company’s normal payroll practices (the “European Base Salary”). The European Base Salary shall be at the initial after-tax rate of U.S. $60,000 per year. The Board or the Compensation and Human Resources Committee of the REIT shall review the European Base Salary at least once a year based on the recommendation of the Chief Executive Officer of the Company to determine whether the European Base Salary should be increased effective January 1 of each year during the European Term. The European Base Salary, including any increases, shall not be decreased during the European Term.

4.	BENEFITS. During the European Term, on behalf of Executive, the Company shall pay directly to the relevant service provider the following items:

(a)	HOUSING. The Company shall provide Executive and his immediate family with reasonable rental housing accommodations in the vicinity of the Company’s London, England office (the “London Area”). The Executive must pre-approve the choice and cost of the rental housing with the company. For this purpose, the Company shall be directly responsible for the rent payments or rent and all utilities; provided, however, that Executive shall be solely responsible for all other expenses as it relates to Executive’s and his family’s housing.

(b)	MOVING EXPENSES. The Company shall pay the reasonable expenses of moving the household goods and personal effects of the Executive, his spouse and children in connection with their relocation to the London Area. Reasonable costs of moving household goods and personal effects shall mean transportation costs, packing, crating, connecting/disconnecting utilities, shipping automobiles and household pets, and storing and insuring goods (within any period of 30 consecutive days after the move before the goods are delivered to the new residence).

(c)	TRAVEL EXPENSES. The Company shall pay the reasonable travel expenses incurred by Executive, his spouse and children in connection with their relocation to the London Area, consisting of a single trip from the former residence to the London Area, lodging expenses for the day the Executive arrives in the London Area, and lodging expenses in the area of the former residence within one day from the time the Executive cannot live in the old residence due to the removal of household goods. Meals are not included.

(d)	INCOME TAX PREPARATION. The Company shall provide Executive with reasonable income tax preparation and legal assistance with respect to tax matters relating to his employment in Europe.

(e)	IMMIGRATION. The Company shall provide Executive assistance relating to the immigration of Executive, his spouse and children to the London Area.

(f)	RELOCATION BACK TO THE UNITED STATES. If at any time during, or at the conclusion of, the European Term, Executive relocates back to the United States (i) as a result of his termination of employment with the Company by reason of his death, or Permanent Disability (as defined in the Employment Agreement), or at the election of the Company without Cause (as defined in the Employment Agreement), or (ii) because the Company transfers Executive back to the United States, then the Company shall pay for the reasonable moving and travel expenses incurred by Executive, his spouse and children; on the same basis as the moving and travel expenses under Section 4(b) and (c) above.

(g)	HEALTH CARE BENEFITS. Executive shall be entitled to receive international health care coverage that is commensurate with his current health care coverage with the Company for himself, his spouse, and eligible dependents during the European Term. Executive, his spouse and eligible dependents shall also be entitled to receive emergency medical evacuation to the United States in the event of a serious trauma or illness, in accordance with and subject to the terms and conditions of the applicable plans covering Executive, his spouse and eligible dependents.

5.	EUROPEAN RELOCATION BONUS. On or before June 30, 2005, the Company shall pay to Executive a one-time lump sum cash payment equal to an after-tax amount of U.S. $10,000 as a non-refundable relocation bonus.

6. TAX EQUALIZATION.

(a)	POLICY. The Company will develop and adopt a tax equalization policy to cover its U.S. employees who are working in Europe and other countries outside the United States (the “Tax Equalization Policy”). Executive shall participate in the Tax Equalization Policy, so that Executive will pay no more, or less, tax than if Executive had not been relocated hereunder.

(b)	ASSUMPTION OF TAX LIABILITY. Regardless of whether or not the Tax Equalization Policy is in effect, during the European Term, the Company will assume all tax liabilities of Executive that are in excess of the amount of U.S. federal, state and local taxes that the Executive would have had to pay if Executive and his family had not been relocated to the London Area hereunder, and instead had remained in the residence where they lived immediately prior to the relocation. The tax liability assumed by the Company hereunder shall include the cost to represent Executive in the defense of any tax audit or action brought by any U.S. or foreign authority with respect to the period of Executive’s relocation to the London Area.

7.	EMPLOYMENT AGREEMENT. In all respects not expressly amended by this Addendum, the Employment Agreement shall continue in full force and in effect in accordance with its terms and shall continue to apply during the European Term.

8.	TAX WITHHOLDING. Any payments provided for in this Addendum shall be subject to applicable withholding requirements under foreign, federal, state or local law.

9.	ENTIRE AGREEMENT. This Addendum contains the entire understanding of the parties as it relates to the additional compensation and benefits to be provided to Executive in connection with his employment by the Company during the European Term, supersedes all prior agreements and understandings, including the various proposals as it relates to Executive’s employment in Europe, whether written or oral, relating to the subject matter hereof, and may not be amended except by a written instrument hereafter signed by Executive and the Chief Executive Officer of the Company.

10.	GOVERNING LAW. This Addendum and the performance hereof shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Addendum to the Employment Agreement to be duly executed as of the date first above written.

FIRST STATES GROUP, L.P. By: FIRST STATES GROUP, LLC, its sole general partner By: ______________________ —	ROBERT J. DELANY
Name: Nicholas S. Schorsch	—
Title: President and Chief	Date: June __, 2005
Date: June __, 2005